EXHIBIT 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO ANNOUNCES SALE OF VENEZUELA BARGE RIG FLEET

Dallas, Texas, May 19, 2005 ... ENSCO International Incorporated (NYSE: ESV) announced that wholly-owned subsidiaries of the Company have entered into a memorandum of agreement to sell six (6) Lake Maracaibo barge drilling rigs and related assets to A.P. Moller for cash consideration of $59 million. The sale does not include the ENSCO I barge drilling rig, which is currently under long-term contract in Indonesia. ENSCO anticipates closing the transaction by the end of the second quarter, and expects to recognize a minimal after-tax gain at that time.

Carl F. Thorne, Chairman and Chief Executive Officer of ENSCO, commented: "The sale of the Venezuela barge rig fleet is in keeping with our stated intent to de-emphasize specialized assets. While Venezuela operations contributed meaningfully to our success during our formative years, we believe that this transaction will allow a redeployment of capital to investments which have more attractive return potential."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to the anticipated closing date, sales proceeds, and accounting related thereto. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) satisfactory completion of conditions to closing of the asset sale, (ii) delay in or inability to complete closing, (iii) change in the actual proceeds or anticipated gain realized from the sale of the assets, (iv) general risks inherent to completion and closing of a transaction, and (v) other risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of May 19, 2005. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011